UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

May 15, 2012 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, May 15, 2012

10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters

Two Folsom Street

San Francisco, California 94105

ITEMS OF BUSINESS	•	Elect to the Board of Directors the ten nominees named in the attached Proxy Statement;

•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on February 2, 2013;

•	Hold an advisory vote to approve named executive compensation as disclosed in these materials;

•	Hold a vote on a shareholder proposal regarding ending trade partnerships with Sri Lanka; and

•	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on March 19, 2012 to vote at the Annual Meeting.

INTERNET AVAILABILITY	In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2011 Annual Report to Shareholders are available at:

www.gapinc.com/annualmeeting

PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

ADMISSION TO THE

ANNUAL MEETING	You are entitled to attend the Annual Meeting only if you were a Gap Inc. shareholder as of the close of business on March 19, 2012 or you hold a valid proxy for the Annual Meeting. Photo identification is required for admittance. In addition, if you are not a shareholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the Record Date. Proof of beneficial ownership can take the form of your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, a copy of the Notice of Internet Availability of Proxy Materials if one was mailed to you, or similar evidence of ownership.

WEBCAST	You may listen to our Annual Meeting by webcast at www.gapinc.com (follow the Investors, Financial News and Events & Webcasts links). The webcast will be recorded and available for replay on www.gapinc.com for 30 days following the Annual Meeting.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

April 3, 2012

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 15, 2012, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment thereof.

This Proxy Statement will be first sent to shareholders on or about April 3, 2012. References in this Proxy Statement to “Gap Inc.,” “the Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013;

FOR the approval of the overall compensation of the Company’s named executive officers; and

AGAINST the shareholder proposal regarding ending trade partnerships with Sri Lanka.

We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, by fax or in person. We have also retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain shareholders for the Annual Meeting. The cost of such services is estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

Gap Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Notice of Internet Availability

We are using the Internet as our primary means of furnishing our proxy materials to most of our shareholders. Rather than sending those shareholders a paper copy of our proxy materials, we are sending them a “Notice of Internet Availability.” That notice contains instructions for accessing the materials and voting via the Internet. The notice also contains information on how to request a paper copy of the proxy materials by mail. We believe this method of distribution makes the proxy distribution process more efficient, less costly and limits our impact on the environment. This Proxy Statement and our 2011 Annual Report to Shareholders are available at:

www.gapinc.com/annualmeeting

Webcast

We are offering an audio webcast of the Annual Meeting at www.gapinc.com. If you choose to listen to the webcast, go to our website at www.gapinc.com (follow the Investors, Financial News and Events & Webcasts links) shortly before the start of the meeting and follow the instructions provided. Please note that this webcast will be “listen only.” If you would like to vote, ask questions, or otherwise interact with the meeting participants, you will need to attend the meeting in person. The webcast will be recorded and available for replay on www.gapinc.com for 30 days following the Annual Meeting.

Shareholders with the Same Last Name and Address

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our Notice of Internet Availability or the annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our transfer agent Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or by calling (651) 450-4104. Similarly, you may also contact our transfer agent if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you hold your shares in “street name” (your shares are held in a brokerage account) you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call (651) 450-4104.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 490,175,292 shares were outstanding at the close of business on March 19, 2012. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a majority of the votes cast with respect to each director, in person or by proxy, at the Annual Meeting. Pursuant to the Company’s bylaws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee, and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. At any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance and Nominating Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Note that Proposals 2, 3, and 4 in this Proxy Statement are advisory only and will not be binding on the Company, the Board or any committee of the Board. The results of the votes on these proposals will be taken into consideration by the Company, the Board or the appropriate committee of the Board, as applicable, when making future decisions regarding these matters.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal 2) should be treated as a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. On the other hand, your broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the shareholder proposal (Proposal 4), absent instructions from the beneficial holders of such shares.

Other Business

If any other matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before February 17, 2012, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the SEC, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2013, the Company’s Corporate Secretary must receive it no later than December 4, 2012. Proposals must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2013 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 14, 2013, and no earlier than January 15, 2013 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2012 Annual Meeting). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, any interests held by the shareholder in derivative securities of the Company or arrangements with persons holding derivative securities of the Company, and other information required to be provided by the shareholder pursuant to the proxy rules of the SEC. If a shareholder fails to submit the notice by February 14, 2013, then the proposed business would not be considered at our Annual Meeting in 2013 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2013 as to which the proponent fails to notify us on or before February 14, 2013. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance and Nominating Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age, experience, qualifications and principal occupation during at least the last five years, based on data furnished by each nominee.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Adrian D. P. Bellamy, age 70.

Director since 1995.

Non-Executive Chairman of Williams-Sonoma, Inc. since May 2010. Non-Executive Chairman of Reckitt Benckiser Plc., a home products company, since 2003. Executive Chairman of the Body Shop International Plc., a personal care retailer, from 2006 to March 2008. Chairman of the Body Shop International Plc, from 2002 to 2006.

As the former chief executive officer of two retail companies, including DFS Group Limited, a private retailing company, and his experience as a director on the board of a total of six public companies, three of which he currently serves on (two as chairman and one as a director), Mr. Bellamy has extensive global experience regarding all aspects of the operations of large public companies, including companies in the retail industry.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Domenico De Sole, age 68.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, 1995-2004. Director of Newell Rubbermaid Inc. Former director of The Proctor & Gamble Company, 2001-2005, Delta Air Lines, Inc., 2005-2007, and Telecom Italia, 2004-2008.

As the former chief executive officer of a retailer and the current chairman of a retailer, Mr. De Sole has many years of global experience as a senior executive in the retail industry. In addition, as a former director of The Proctor & Gamble Company, he has insight into the global consumer goods market.

Robert J. Fisher, age 57.

Director since 1990.

Managing Director, Pisces, Inc., an investment group, since March 2010. Interim President and Chief Executive Officer of Gap Inc., January 2007-August 2007. Non-executive Chairman of Gap Inc., 2004-August 2007. Executive of Gap Inc., 1992-1999. Various positions with Gap Inc., 1980-1992. Former director of Sun Microsystems, Inc., 1995-2006.

Mr. Fisher has extensive retail experience, including experience specific to Gap Inc. as a result of his many years serving in a variety of high-level Gap Inc. positions, including Chief Operating Officer, President of Gap Division, Chairman of the Board, and interim President and Chief Executive Officer.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

William S. Fisher, age 55.

Director since 2009.

Founder and Chief Executive Officer of Manzanita Capital Limited, a private equity fund, since 2001. Various positions with Gap Inc., 1986-1998.

Mr. Fisher brings extensive global retail experience to the Board as a result of his years serving in a variety of high-level Gap Inc. positions, including President of the International Division, as well as his service on the boards of a number of private retail companies, including Space NK and Diptyque.

Isabella D. Goren, age 51.

Director since 2011.

Chief Financial Officer of AMR Corporation and American Airlines, Inc. since July 2010. AMR Corporation and American Airlines, Inc. filed a voluntary petition for reorganization under Chapter 11 in November 2011. Senior Vice President of Customer Relationship Marketing of American Airlines, 2006-2010. Various positions with AMR Corporation and American Airlines, Inc., 1986-2006, including President of AMR Services, previously a subsidiary of AMR, 1996-1998.

Ms. Goren has broad experience in a number of key corporate functions, including finance, human resources, international operations and marketing. She brings extensive expertise in leadership, management of complex operations, building of customer loyalty programs, financial functions and global strategies.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Bob L. Martin, age 63.

Director since 2002.

Lead Independent Director since 2003. Operating Partner of Stephens Group, Inc., a private equity group. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. Former director of Dillards, Inc., 2003-2004, Edgewater Technology, Inc., 1999-2005, Furniture Brands International, Inc., 2003-2010, Guitar Center, 2004-2007, Sabre Holdings Corporation, 1997-2007, and SolarWinds, Inc., 2009-2010.

Mr. Martin has over 35 years of work experience in the retail industry. As the former chief executive officer of Wal-Mart International, during which he ran operations in 12 countries across 4 continents, Mr. Martin acquired extensive global governance experience. As the former executive vice president and chief information officer for Wal-Mart Stores, Inc., Mr. Martin has extensive insight into the area of IT and supply chain capabilities and strategies for a retail company.

Jorge P. Montoya, age 65.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of The Kroger Co. Former director of Rohm & Haas Company, 1996-2007.

Mr. Montoya spent over 30 years working for The Proctor & Gamble Company, during which time he acquired extensive experience in management, international growth, consumer products, and marketing.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Glenn K. Murphy, age 50.

Director since 2007.

Chairman and Chief Executive Officer of Gap Inc. since August 2007. Chairman and Chief Executive Officer of Shoppers Drug Mart, a drugstore chain, 2001-2007.

As a result of his service as Gap Inc.’s Chairman and Chief Executive Officer, as well as his service in senior (including chief executive officer) positions at other large retail companies, Mr. Murphy has extensive management and leadership experience and a deep knowledge of the complex financial and operational issues that retail companies face.

Mayo A. Shattuck III, age 57.

Director since 2002.

Executive Chairman of Exelon Corporation, an energy company, since 2012. Chairman of Constellation Energy Group, from 2002 to 2012. President and Chief Executive Officer of Constellation Energy Group, from 2001 to 2012. Director of Capital One Financial Corporation.

Mr. Shattuck’s experience on the board of directors of two other public companies, along with his experience as the former chief executive officer of an investment bank and Constellation Energy Group, and his current position as Executive Chairman of Exelon Corporation, provides him with extensive knowledge of a number of important areas, including leadership, finance, risk assessment, compliance and governance.

= Committee Chair = Committee Member
Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance and Nominating Committee

Katherine Tsang, age 54.

Director since 2010.

Chairperson of Greater China Standard Chartered Bank since 2009. Chairperson of Standard Chartered Bank (Taiwan) since 2009. Chairperson of Standard Chartered Bank (Hong Kong) since January 2011. Chief Executive Officer, China of Standard Chartered Bank (Hong Kong) from 2005 to 2009. Director of Baoshan Iron & Steel Co. Limited.

Ms. Tsang possess over two decades of work experience in the global banking industry. As a senior executive at an international bank, Ms. Tsang possesses extensive financial expertise. In addition, she has held different global and regional roles in human resources spanning fifty-six countries. Ms. Tsang brings significant experience in management and international growth to the Board. In addition to her current position as an independent non-executive director of Baoshan Iron & Steel Co. Limited in China, Ms. Tsang has also served on the boards of three Standard Chartered Bank subsidiaries.

Robert J. Fisher and William S. Fisher are brothers. Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links).

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, Company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance, Code of Business Conduct links).

Director Independence

The Board of Directors has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Adrian D. P. Bellamy	Bob L. Martin
Domenico De Sole	Jorge P. Montoya
Robert J. Fisher	Mayo A. Shattuck III
William S. Fisher	Katherine Tsang
Isabella D. Goren	Kneeland C. Youngblood (not standing for reelection)

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. In making this determination with respect to Robert and William Fisher, the Board considered the following factors: (i) with the exception of Robert Fisher’s brief period of service during 2007 as interim President and CEO of the Company during a CEO transition, neither Robert nor William Fisher has served as an officer of the Company in over 12 years; (ii) Donald Fisher (a founder of the Company and their father) ceased to be an executive officer of the Company upon his passing in September 2009; (iii) NYSE guidance indicates that ownership of even a significant amount of stock does not preclude a finding of independence; and (iv) the lease agreements with Doris Fisher (a founder of the Company and their mother) for the display of her personal art collection (further described on page 61) provide benefits to the Company, no financial benefits to Robert or William Fisher, and were negotiated with no involvement by Robert or William Fisher. After consideration of these factors, the Board concluded that there is no material relationship between the Company and Robert and William Fisher that would impact their independence under NYSE rules.

Board Leadership Structure

Our Company is led by Glenn Murphy, who has served as our Chairman and Chief Executive Officer (“CEO”) since August 2007. We believe that having Mr. Murphy act in both these roles is most appropriate for the Company at this time because it provides the Company with consistent and efficient leadership, both with respect to the Company’s operations and the leadership of the Board. In particular, having Mr. Murphy act in both these roles increases the timeliness and effectiveness of the Board’s deliberations, increases the Board’s visibility into the day-to-day operations of the Company, and ensures the consistent implementation of the Company’s strategies.

We also believe in the importance of independent oversight. We ensure that this oversight is truly independent and effective through a variety of means, including:

•	Our Corporate Governance Guidelines provide that at least two-thirds of our directors should be independent. Currently, all of our directors other than Mr. Murphy are independent.

•

One of our independent directors acts as our Lead Independent Director. The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present, including each independent director session of the Board. The Lead Independent Director has the authority to call meetings of the independent directors. He or she also serves as a liaison between the Chairman and the independent directors, approves certain information sent to the Board, and provides input to and approves meeting schedules and agendas. The Lead Independent Director is appointed by the independent directors annually. Bob L. Martin currently serves as our Lead Independent Director.

•	At each regularly scheduled Board meeting, all independent directors are scheduled to meet in an executive session without the presence of any management directors.

•

The charters for each of our standing committees of the Board (Audit and Finance, Compensation and Management Development, and Governance and Nominating) require that all of the members of those committees be independent.

We believe that the combined role of Chairman and CEO, together with the significant responsibilities of our Lead Independent Director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Risk Oversight

Board Oversight of Risk

The Board has an active role in overseeing the management of the Company’s risks. Annually, the Company’s Internal Audit department performs a comprehensive enterprise risk assessment encompassing a number of significant areas of risk, including strategic, operational, compliance, financial, and reputational risks. The assessment process is designed to gather data regarding the most important risks that could impact the Company’s ability to achieve its objectives and execute its strategies. Primary assessment methods include interviews with key executives and Board members, review of critical Company strategies and initiatives, and monitoring of emerging industry trends and issues. The assessment is reviewed by the Company’s CEO, Chief Financial Officer (“CFO”), and Chief Compliance Officer and presented to the Board to facilitate discussion of high risk areas. It provides the foundation for the annual Internal Audit plan, management’s monitoring and risk mitigation efforts, and ongoing Board oversight. In addition, on a regular basis, management communicates with the Board, both formally and informally, about key initiatives, strategies and industry developments, in part to assess and manage the potential risks.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Finance Committee focuses on financial and compliance risks, and the Compensation and Management Development Committee sets employee incentives with the goal of encouraging an appropriate level of risk-taking, consistent with the Company’s business strategies.

Compensation Risk Assessment

Our management conducted a comprehensive review of each of the Company’s compensation policies and practices for the purpose of determining whether any of those policies and practices are reasonably likely to have a material adverse effect on the Company. As a part of this review, each of the

Company’s compensation policies and practices were compared to a number of specific factors that could potentially increase risk, including the specific factors that the SEC has identified as potentially triggering disclosure. The Company balanced these factors against a variety of mitigating factors. Examples of some of the mitigating factors are (i) compensation policies and practices are structured similarly across business units; (ii) the risk of declines in performance in our largest business units is well understood and managed; (iii) incentive compensation expense is not a significant percentage of any significant unit’s revenues; (iv) for executives, a significant portion of variable pay is delivered through long-term incentives which carry vesting schedules over multiple years; (v) a mix of compensation vehicles and performance measures is used; (vi) stock ownership requirements for executives are in place; (vii) significant incentive plans are capped at all levels; (viii) threshold levels of performance must be achieved for the bulk of variable pay opportunities; and (ix) a clawback policy with respect to financial restatements is in place. Management’s assessment was also presented to the Company’s Chief Compliance Officer and the Chair of the Board’s Compensation and Management Development Committee. As a result of management’s review, the Company determined that its policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met seven times during fiscal 2011. The Board of Directors has three standing committees: the Governance and Nominating Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, each described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside formal meetings.

The independent directors are typically scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Bob L. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chairman and CEO, as appropriate.

Governance and Nominating Committee

The Board’s Governance and Nominating Committee is composed solely of independent directors, as defined under NYSE rules. The Committee met three times in fiscal 2011.

The members of the Governance and Nominating Committee are: Adrian D. P. Bellamy, Bob L. Martin (chair), and Mayo A. Shattuck III. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Nomination of Directors

The Governance and Nominating Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee engages third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

The Committee will also consider director nominees recommended by shareholders. Our Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2013, the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on February 14, 2013, and no earlier than January 15, 2013 (i.e., not less than 90 days nor more than 120 days prior to the first anniversary of the date of our 2012 Annual Meeting). The notice must contain information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, including interests in derivative securities or arrangements with persons holding derivative securities, relationships or arrangements between the nominee and the shareholder making the nomination, and information that would enable the Board to determine a nominee’s eligibility to serve as an independent director. The notice also must contain other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the SEC (including information regarding the director nominee’s experience, qualifications, attributes and/or skills), the nominee’s consent to the nomination and to serve if elected, and certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 14, 2013, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2013 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at Gap Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Qualifications and Diversity of Board Members

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation, and ability to understand the Company’s business. The Board believes that this diversity, including differences in backgrounds, qualifications, experiences, personal characteristics, gender and ethnicity/race, is important to the effectiveness of the Board’s oversight of the Company. Accordingly, diversity is a factor that is considered in the identification and recommendation of potential director candidates. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

Evaluation of Directors

The Governance and Nominating Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee discusses opportunities and agrees upon plans for improvement as appropriate and reports the results annually to the Board. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met eight times in fiscal 2011.

The members of the Audit and Finance Committee are Isabella D. Goren, Jorge Montoya, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood (who is not standing for reelection). This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

Audit Committee Financial Expert

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Mr. Shattuck and Ms. Goren, both of whom are “independent” directors as determined under applicable NYSE listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under SEC and NYSE rules. The Committee met six times in fiscal 2011.

The members of the Compensation and Management Development Committee are Adrian D. P. Bellamy (chair), Domenico De Sole, Bob L. Martin, and Katherine Tsang. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board of Directors, Board Committees links).

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention, and succession plans. The Committee has delegated authority, within defined parameters, to the CEO or Committee Chair to approve grants of stock units to employees below the Vice President level (see the “Long-Term Incentive Grant Practices” section on page 42 for more details). The Committee has also delegated authority, within defined parameters, to the Company’s Human Resources personnel to make certain non-material changes to the Company’s employee benefit plans.

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant. The consultant is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the “Role of the CEO and Compensation Consultant” section on page 35 for more details).

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Messrs. Bellamy, De Sole, and Martin, and Ms. Tsang served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2011, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director, and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees attended our 2011 Annual Meeting except Ms. Goren, who was appointed to the Board of Directors after our 2011 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the Company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the Company in accordance with our stock ownership requirements for executives, described on page 42. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales, and prohibits directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to board@gap.com; and

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Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls, or auditing concerns to our Global Integrity and Compliance department by confidential email to global_integrity@gap.com or through our Code Hotline (866) GAP-CODE. Callers from outside North America must dial their country’s AT&T Direct Access Code, then our Code Hotline. Code Hotline calls are answered by a live operator from an outside company, and are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Global Integrity & Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees, and committee chair retainer we paid to our non-employee directors in fiscal 2011:

Fiscal Year 2011 Director Compensation
Annual Retainer	$70,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000
Compensation and Management Development Committee	20,000
Governance and Nominating Committee	10,000
Additional Annual Retainer for Lead Independent Director	20,000
Fee per Board Meeting (1)	—
Fee per regularly scheduled Committee Meeting (1)	1,500

Footnotes
(1)	Non-employee directors who reside primarily outside of North America receive an additional fee of $2,000 for attendance at each Board and/or committee meeting requiring travel to the United States.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Non-employee directors receive the following under our 2011 Long-Term Incentive Plan:

•	Each new non-employee director automatically receives stock units with an initial value of $125,000 based on the then-current fair market value of the Company’s common stock.

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Each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $125,000 at the then-current fair market value of the Company’s common stock; provided that the value of the first annual stock unit grant for newly-appointed non-employee directors (i.e., non-employee directors who were appointed after the Company’s last annual shareholders meeting) is prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

The annual stock units granted to continuing non-employee directors following the Company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the Company’s annual shareholders meeting, are granted on June 30 of each year; provided, however, that if the Company’s annual shareholders meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All initial stock units to new non-employee directors who are appointed other than at the annual shareholders meeting are granted on the date of appointment. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon ceasing to be a director of the Company.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending Board, committee, and approved Company business meetings. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

Directors and their spouses are eligible to receive discounts on our merchandise in accordance with the Gap Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Deferred Compensation Plan (“DCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The DCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to the participant’s choice of approved investment funds. Non-employee director deferrals are not matched, and above-market or preferential interest rate options are not available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2011, Mr. Murphy, our Chairman and CEO, had an annual matching limit of $100,000. The annual limit for non-employee directors was $15,000 under the Gift Match Program. Mr. Murphy, as an employee, is also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal 2011, which ended January 28, 2012.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Adrian D.P. Bellamy	103,500	124,999	0	0	6,147	37,368	272,014
Domenico De Sole	79,000	124,999	0	0	0	10,000	213,999
Robert J. Fisher	70,000	124,999	0	0	0	30,442	225,441
William S. Fisher	70,000	124,999	0	0	0	15,000	209,999
Isabella D. Goren	41,000	124,999	0	0	0	6,000	171,999
Bob L. Martin	113,500	124,999	0	0	0	10,000	248,499
Jorge P. Montoya	90,500	124,999	0	0	0	12,500	227,999
Mayo A. Shattuck III	106,500	124,999	0	0	0	42,033	273,532
Katherine Tsang	83,000	108,890	0	0	0	1,500	193,390
Kneeland C. Youngblood	82,000	124,999	0	0	0	15,000	221,999

Footnotes

(1)	Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or as a Director. Mr. Murphy’s compensation is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 46.

Ms. Goren joined the Board of Directors effective August 15, 2011.

Mr. Youngblood is not standing for reelection.

(2)	This column reflects the aggregate grant date fair value for awards of stock during fiscal 2011, computed in accordance with FASB ASC 718. All stock awards reported in this column were granted in fiscal 2011. The following directors had outstanding stock awards as of fiscal 2011 year-end: Mr. Bellamy (24,873), Mr. De Sole (24,763), Mr. Robert Fisher (30,764), Mr. William Fisher (14,925), Ms. Goren (7,608), Mr. Martin (18,872), Mr. Montoya (18,872), Mr. Shattuck (18,872), Ms. Tsang (13,289), and Mr. Youngblood (18,872). For the period during which the payment of these units is deferred (see page 17), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2012 for the relevant assumptions used to determine the valuation of our stock awards.

(3)	No stock options were granted to our directors in fiscal 2011. The following directors had outstanding option awards as of fiscal 2011 year-end: Mr. Bellamy (15,000), Mr. De Sole (22,500), Mr. Robert Fisher (11,250), Mr. Martin (15,000), Mr. Montoya (26,250), and Mr. Shattuck (18,750).

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 18.

(5)	Amounts in this column include Company matching contributions under the Company’s Gift Match Program (see “Expense Reimbursement and Other Benefits,” on page 18). In addition, amounts in this column for Mr. Bellamy, Mr. Robert Fisher, and Mr. Shattuck include cash payments made to them to compensate them for an administrative error related to their compensation. These amounts were $23,868 (Bellamy), $15,442 (Robert Fisher), and $27,033 (Shattuck).

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interest of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees paid and accrued by us for audit and other services for the fiscal years ended January 28, 2012 and January 29, 2011 provided by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”).

Fiscal Year 2011 and 2010 Accounting Fees
Fees (see notes below)	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$4,289,000	$4,119,000
Audit-Related Fees	321,000	185,000
Tax Fees	22,000	12,000
All Other Fees	50,000	4,000
Total	$4,682,000	$4,320,000

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim condensed consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists primarily of fees for professional services rendered in connection with the audit of our employee benefit plans, audit procedures required by store leases, capital verification reports, and a comfort letter and consents for registration statements.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2011 and fiscal 2010, this category included licensing fees related to an accounting research database. Also, in fiscal 2011, this category included an external quality assessment review on internal auditing.

The Audit and Finance Committee has a policy to pre-approve all services performed by our independent registered public accounting firm. This policy requires that all services performed by Deloitte & Touche, whether audit or non-audit services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee, with any such services reported to the entire Audit and Finance Committee at the next scheduled meeting.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the Internal Audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board of Directors, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 28, 2012 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements.

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Isabella D. Goren

Jorge P. Montoya

Kneeland C. Youngblood

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — Advisory Vote on the Compensation of The Gap, Inc.’s Named Executive Officers

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing shareholders with an advisory (non-binding) vote on the overall compensation of our named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2012 Annual Meeting:

“RESOLVED, that the shareholders of The Gap, Inc. (the “Company”) approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the accompanying compensation tables, and the related narrative disclosure pursuant to Item 402 of Regulation S-K, set forth in the Proxy Statement for this Annual Meeting.”

The Board and the Compensation and Management Development Committee, which is comprised entirely of independent directors, will consider the outcome of the shareholders’ non-binding advisory vote when making future executive compensation decisions to the extent they can determine the cause or causes of any significant positive or negative voting results.

As described in detail under the section entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide the level of compensation necessary to attract, motivate, and retain talented and experienced executives and to motivate them to achieve short-term and long-term goals, thereby enhancing shareholder value and creating a successful company. Overall, we believe our executive compensation program meets each of our compensation objectives. The table below highlights key compensation practices – both the practices we believe support strong governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests. We were pleased to have received over 98% of all votes cast in support of the overall compensation of our executives at our 2011 Annual Meeting of Shareholders.

Our Compensation Practices: (What we do)	Executive Compensation Practices We Have Not Implemented: (What we don’t do)

•      We tie pay to performance. Our compensation programs are heavily weighted toward performance with limited perquisites, no supplemental executive retirement plan (SERP), and conservative severance benefits.

•      We have an incentive compensation recoupment (“clawback”) policy covering our executives.

•      We have executive stock ownership requirements which we review on a regular basis and revise as needed. At the beginning of fiscal 2010, we increased these stock ownership requirements.

•      We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•      None of our executives are entitled to tax gross-up payments other than on relocation related payments that are business-related and also generally available to other employees.

•      We have not re-priced stock options nor are we able to do so without shareholder approval.

•      The Committee’s compensation consulting firm does not provide any other services to the Company.

•      We have no incentive compensation arrangements for executives that create potential material risk for the Company, based on a risk assessment conducted by the Company.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables, and the related narrative disclosures, which more thoroughly discuss how our compensation policies and procedures implement our compensation philosophy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE, ON AN ADVISORY BASIS, THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

PROPOSAL NO. 4 — Shareholder Proposal

Stephen M. Jaeger and Yasodha Natkunam, 708 Salvatierra Street, Stanford, CA, 94305, who have represented that they collectively own 125 shares of the Company’s common stock through the Jaeger-Natkunan Family Trust (UAD 02/20/2003), have given notice of their intention to present a proposal at the annual meeting. The proposal and the proponents’ supporting statement appear below in italics.

The Board strongly opposes the adoption of this proposal and asks shareholders to review the Board’s response to this proposal, which follows the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

Shareholder Proposal

Ending Trade Partnerships with Sri Lanka

Shareholder Proposal for Gap Inc

WHEREAS;

In 2009, at the end of the long-standing civil war in Sri Lanka, an estimated 40,000 Tamil civilians were killed and a further 300,000 interned in military camps and subjected to torture, rape and extrajudicial executions, in direct violation of international humanitarian law. The United Nations Secretary General’s panel of experts report on Sri Lanka1 found credible allegations of war crimes and crimes against humanity, which is currently being appraised by the UN Human Rights Council in Geneva. UK’s Channel 4 News also released a documentary of these mass atrocities.2 Sri Lanka’s Government-appointed Lessons Learned and Reconciliation Commission has thus far failed to provide substantive evidence of accountability. Situation reports in 2011 from various organizations, including Amnesty International,3 raise grave allegations of on-going human rights violations in Sri Lanka. The US Senate unanimously passed Resolution 84,4 calling for measures for lasting peace in Sri Lanka. The US Senate’s Committees on Appropriations has proposed that international institutions vote against any loan, agreement or other financial support (except humanitarian aid) for Sri Lanka unless it complies with standards set by international law. But, the Sri Lankan Government’s position of impunity continues to empower manufacturers such as Brandix, a major supplier of Gap Inc, to expand its operations in Sri Lanka.

We are concerned that a reputable company such as Gap Inc, which is one of the largest garment manufacturers in Sri Lanka, will appear to endorse the crimes perpetrated by the Government of Sri Lanka, if it continues its trade with that country. We believe that this claim is not merely theoretical since Gap Inc is providing Sri Lanka with the foreign exchange that keeps its massive military viable.

We believe that negative publicity from national press and consumer protests targeting Gap Inc stores, can damage the company’s reputation, hurt employee morale, and increase its cost to acquire and retain customers, all of which can negatively impact Gap Inc’s shareholders.

We believe that shareholders do not want to be connected to human rights violations, but through their investments in Gap Inc securities, they may inadvertently be funding such atrocities in Sri Lanka.

In the face of human rights concerns, we see no compelling reason to invest in companies that fund human rights violations, particularly since Sri Lanka has failed to address human rights issues despite continued calls by the international community. We believe there are ample alternatives for Gap Inc to temporarily move its manufacturing base to other cost-effective regions that pose no such threat.

RESOLVED:

We, as shareholders of Gap Inc, request that the Board institute phased procedures for Gap Inc to end trade partnerships with Sri Lanka, until the Government of Sri Lanka ceases human rights violations.

DISCUSSION:

In addition to preventing investments in Sri Lanka, the proposal calls for corrective actions to address existing investments in other countries that are associated with violations of human rights.

References

1. http://www.un.org/News/dh/infocus/Sri_Lanka/POE_Report_Full.pdf

2. http://srilanka.channel4.com/index.shtml

3. http://www.amnesty.org/en/library/info/ASA37/016/2011/en

4. http://thomas.loc.gov/cgi-bin/query/z?c112:S.RES.84

Board of Directors Statement Against the Shareholder Proposal

Gap Inc. shares the Proponents’ concerns for the protection of human rights and is committed to advancing the rights of garment workers around the world. The Board has considered this proposal and the issues surrounding the protection of human rights as it pertains to our business operations, and recommends a vote against this proposal for the following reasons:

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We understand the seriousness of the human rights allegations regarding the actions of the Sri Lankan government related to the past conflict and its aftermath. However, we believe that apparel production in the country benefits its citizens.

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While we do not engage in a trade partnership with the Sri Lankan government, we are monitoring the steps taken by the United States Government, the European Union and the United Nations, and believe these are the best institutions to be engaging with the Sri Lankan government at this time.

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We believe that apparel production is an important source of much needed employment for Sri Lankans, whether they are Tamil, Sinhalese or others. It is important to note that we pay particularly close attention in Sri Lanka to the possibility of discrimination based on ethnic, religious, gender, caste or social status, especially in light of the past conflict.

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We also believe that ensuring fair and equitable working conditions is one of the most important contributions we can make to help improve the overall environment in Sri Lanka. We only contract with factories that employ workers regardless of ethnic background, and we work closely with these factories to help ensure safe, non-discriminatory and fair conditions for workers.

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While Gap Inc. does not own or operate any production facilities in Sri Lanka or anywhere else in the world, the factories that make our products must adhere to our comprehensive and strict standards. All garment factories that make our products must adhere to our Code of Vendor Conduct, which is aligned with international conventions, such as the International Labour Organization’s core conventions and the Universal Declaration of Human Rights. Our Code of Vendor Conduct spells out our compliance expectations, including respect for and protection of basic human rights. You can view our Code at www.gapinc.com/socialresponsibility (follow the Embracing our Responsibility, Governance, Code of Vendor Conduct links).

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In 2010, we introduced a Human Rights Policy that reinforces our existing global Codes of Vendor and Business Conduct to help ensure that workers who manufacture our products are treated fairly and with respect. We also support the principles contained within the Universal

Declaration of Human Rights; the UN Global Compact; the OECD Guidelines for Multinational Enterprises; and the fundamental labor principles that protect workers’ rights, which are defined in the International Labour Organization’s (ILO) Declaration on Fundamental Principles and Rights at Work (often referred to as the “ILO Core Conventions”). You can view our Human Rights Policy at www.gapinc.com/socialresponsibility (follow the Embracing our Responsibility, Governance, Human Rights Policy links).

•

We employ a global team that conducts regular announced and unannounced visits to factories with which we contract to verify that our garments are produced in an ethical manner. For example, in Sri Lanka, we have a full-time local employee dedicated to ensuring that our workplace standards are being upheld. Our global team speaks the local languages, understands the cultures, has deep experience in this work and respects the confidentiality of workers who wish to share information about issues or concerns that need to be addressed.

•

Gap Inc. and the vendors we work with have made contributions beyond our business operations. Vendors making garments for our brands participate in various initiatives to assist refugees and have set up additional factories to provide employment opportunities to the Tamil people. In central Sri Lanka, we are working with factories that employ up to a 40 percent Tamil workforce.

•	Gap Inc.’s commitment to the people of Sri Lanka can be further demonstrated through our numerous social programs in the country. Since 2004, those programs have included:

—	A partnership with the Ceylon Chamber of Commerce that enabled 70 female entrepreneurs to rebuild their businesses in the Galle District (post tsunami).

—	Funding of 20 mobile desalination plants along the coastal belt (post tsunami).

—	Rebuilding of the maternity ward at the Dehiattakandiya Base Hospital (Ampara District, Eastern Province).

—

Rebuilding of basic infrastructure facilities (including sanitation facilities), installation of tube wells to provide clean drinking water and facility renovations at schools in Dhambarawa and Mahiyanganaya (Badulla District, Central Province).

—	In partnership with a Sri Lankan manufacturer, building a Water Resource Research & Training Center for water conservation and management in Anuradhapura (North Central Province).

•

Beginning in 2009, Gap Inc. has focused its social efforts in Sri Lanka on female garment workers through the Gap Inc. P.A.C.E. program (Personal Advancement and Career Enhancement). The Gap Inc. P.A.C.E. program is now offered in 13 factories throughout Sri Lanka. The program is taught in both Tamil and Sinhala. This workplace program provides life skills and enhanced technical skills education to female garment workers to help them advance in the workplace and in their personal lives. Approximately 550 workers are currently participating in the program. In 2012, we plan to further expand this program to additional facilities in Sri Lanka, including facilities in the Western province. More details about the Gap Inc. P.A.C.E. program are available at www.gapinc.com/socialresponsibility (follow the Goals and Progress, Community Investment, Advancing Women links).

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 19, 2012, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Common Stock	Awards Vesting Within 60 Days (2)	Total	% of Class (3)
Directors and Named Executive Officers
Adrian D. P. Bellamy	73,466	39,873	113,339	*
Domenico De Sole	12,341	47,263	59,604	*
Robert J. Fisher (4) (8)	108,726,154	42,014	108,768,168	22.2%
William S. Fisher (5) (8)	108,025,720	14,925	108,040,645	22.0%
Isabella D. Goren	0	7,608	7,608	*
J. Tom Keiser	33,293	65,000	98,293	*
Bob L. Martin	47,078	33,872	80,950	*
Jorge P. Montoya	15,840	45,122	60,962	*
Glenn K. Murphy	151,261	2,550,000	2,701,261	*
Arthur Peck	237,567	593,750	831,317	*
Mayo A. Shattuck III	57,399	30,122	87,521	*
Sabrina L. Simmons	11,344	112,500	123,844	*
Katherine Tsang	0	13,289	13,289	*
J. Tom Wyatt (6)	98,790	0	98,790	*
Kneeland C. Youngblood	17,310	18,872	36,182	*
All directors and executive officers, as a group (18 persons) (7)	127,809,182	4,006,377	131,815,559	26.7%
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (8)	81,000,000	0	81,000,000	16.5%
Doris F. Fisher (9)	39,412,851	0	39,412,851	8.0%
John J. Fisher (8) (10)	118,986,362	0	118,986,362	24.3%
ESL Group (11)	45,276,534	0	45,276,534	9.2%

Footnotes
(1)	Mr. Youngblood is not standing for reelection to the Board of Directors.

(2)

Reflects stock options exercisable and stock units vesting within 60 days after March 19, 2012. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 17.

(3)	“*” indicates ownership of less than 1% of the outstanding shares of our common stock.

(4)

Includes 2,665,428 shares held jointly by Robert J. Fisher and his spouse, 17,657,263 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 8 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 122,557 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Footnotes (continued)

(5)	Includes 647,709 shares held jointly by William S. Fisher and his spouse, 18,379,105 shares held by William S. Fisher as trustee under certain trusts including 17,661,007 shares for which voting and investment power is shared, 15,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 8 below and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 161,361 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.
(6)	Mr. Wyatt ceased to be an executive officer of the Company in February 2012.
(7)	Reflects the information above as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to Robert J. Fisher and William S. Fisher are only reflected once in this line. See the note regarding various Fisher family holdings immediately following this table.
(8)	The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares.
(9)	Includes 480,000 shares held by a charitable foundation for which Doris F. Fisher has sole voting and dispositive power. Mrs. Fisher disclaims individual beneficial ownership of these shares. Doris F. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include shares held directly or indirectly by Mrs. Fisher’s three adult sons or their spouses, beneficial ownership of which is disclaimed because Mrs. Fisher does not have voting or dispositive control over such shares.
(10)	Includes 22,503,864 shares held by John J. Fisher as trustee under certain trusts including 17,662,714 shares for which voting and investment power is shared, 20,000 shares beneficially owned through limited partnerships over which Mr. Fisher has sole dispositive and voting power, and 81,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein. Also see footnote 8 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 41,152 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.
(11)	The Schedule 13G filed with the SEC by ESL Partners, L.P., RBS Partners, L.P., ESL Investments, Inc., and Edward S. Lampert (“ESL Group”) on February 14, 2012 indicates that, as of February 14, 2012, ESL Partners, L.P. has sole power to direct the voting of, and the disposition of, 30,780,743 shares, RBS Partners, L.P. has the sole power to direct the voting of, and the disposition of, 30,780,743 shares, ESL Investments, Inc. has the sole power to direct the voting of, and the disposition of, 30,780,743 shares, and Edward S. Lampert has the sole power to direct the voting of 45,212,225 shares and the sole power to direct the disposition of 30,780,743 shares. The address of ESL Group, as reported in its Schedule 13G, is 200 Greenwich Avenue, Greenwich, Connecticut 06830.

Note Regarding Various Fisher Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above. The 81,000,000 shares held by Fisher Core Holdings L.P. (see footnote 8 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher (that is, there are only 81,000,000 shares rather than 324,000,000 shares). In addition, the shares described in footnotes (4), (5) and (10) above for which voting and investment power is shared by Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher actually represent an aggregate of 26,490,492 shares, rather than 52,980,984 shares, as a result of that shared voting and investment power. For purposes of the above table, removing the shares counted multiple times results in an aggregate total ownership of 30.1% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 38.1% of outstanding shares. Mrs. Doris F. Fisher, and Messrs. John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2011 all Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Summary of Fiscal 2011

Fiscal 2011 was a challenging year for much of the global economy, as well as the retail industry and many of our customers. Unemployment remained high in our core North American market and consumers remained focused on value and were cautious about spending, which directly impacted our business. The economic crisis in Europe and natural disaster in Japan further increased stock market volatility and affected our performance. At Gap Inc., store traffic was sluggish, and our top-line performance did not meet our expectations. In addition, our largest expense, cost of goods sold, escalated sharply in 2011 as a result of global cotton price inflation, which put significant pressure on our margins. We did not achieve our incentive compensation earnings targets and, as a result, payouts under our incentive plans for fiscal 2011 performance were below target. While it was a difficult year, we also achieved a number of noteworthy successes:

•

We made significant progress on our growth initiatives, which are expected to lead to long-term value creation for shareholders. For instance, we continued to grow our store base in China and those stores to date, taken together, have performed at or above our expectations. In addition, our Franchise business saw net sales growth of 45%, with about 50 new stores in 8 new countries. Athleta continued to grow both online and with eight new stores.

•	We grew net sales at the Gap Inc. Direct division to $1.6 billion, a 20% increase over fiscal 2010.

•

We effectively managed our inventory units to partially offset the impact of record-high cotton prices on our margins, and we maintained operating expense discipline while continuing to make substantial investments in our growth initiatives.

•	We returned $2.3 billion to our shareholders in the form of dividends and share repurchases.

•

We continued reducing North America square footage through Gap brand store closures and consolidations, as well as Old Navy store downsizes, decreasing total Gap Inc. square footage by 3%, while at the same time opening additional outlet stores.

As in past years, our compensation programs continue to align executives with our short and long-term objectives. We were pleased to have received over 98% of all votes cast in support of the overall compensation of our executives at our 2011 Annual Meeting of Shareholders. The Compensation and Management Development Committee of the Board of Directors (the “Committee”) considered the results of this advisory vote and believes that it shows that our shareholders support our compensation philosophy and executive compensation programs. We did not change the overall elements of our compensation programs in fiscal 2011 following the shareholder vote. Within that same framework, in the first quarter of 2011, we made compensation decisions intended to (i) motivate achievement of performance goals, (ii) address the uncertainty and headwinds created by volatile and rising product input costs, and (iii) support retention of key executives. These actions included:

•	Base salaries. Certain executives received increases to position them appropriately internally or in light of increased responsibilities.

•

Financial Performance Goals. We measured fiscal 2011 financial performance over two six-month periods and set performance goals at a level that at the time we believed provided an appropriate and realistic incentive.

•	Annual bonuses. Though we made significant progress on key growth and other initiatives, our financial performance was below our expectations, resulting in bonus payouts below target levels.

•	Long-Term Incentives. We granted multi-year performance shares under the Long-Term Growth Program (“LGP”) and stock options to executives.

—

The performance shares that were granted under the LGP represent only an opportunity for the executives to earn actual shares of the company’s stock if they achieve certain performance goals over three years. Based on fiscal 2011 performance, if executives were to achieve target performance in future periods, actual awards earned would be below the target number of shares.

—

Stock options that were granted to executives in 2011 have an exercise price equal to the grant date fair market value of $21.79, which means our stock price must appreciate significantly for any meaningful value to be realized. At the end of the fiscal year, our stock closed at $18.93.

—	We also granted special stock units to two executives in connection with expanded responsibilities and to promote retention.

Fiscal 2011 CEO Summary

•	We did not increase base salary.

•	Annual bonus was paid at 76% of target.

•	We granted multi-year performance shares under the LGP and stock options as described above.

Our CEO received a significant grant of performance shares and stock options in 2007 as part of his initial compensation package. No further stock grants were made until 2010, when he received performance shares under the LGP. In 2011, we granted him additional performance shares under the LGP and stock options consistent with the structure for other executives. The long-term incentive grant value he received in 2011 increased from the two prior years because no stock options were awarded in 2008 through 2010 in light of the significance of his initial compensation package.

The performance shares granted in 2007 gave our CEO the opportunity to earn up to 2 million shares based on cumulative net earnings performance over a four year period. Based on our performance over this period, no shares were earned, demonstrating how the value actually realized by executives can vary significantly from the grant date fair value required in the Summary Compensation Table. None of the stock options granted in 2007 have been exercised.

As described above, our stock price, and returns to our shareholders must increase significantly for the stock options granted in 2011 to create meaningful value for the CEO. For performance shares granted under the LGP, based on performance against goals through fiscal 2011 and assuming achievement of target performance in future periods, actual shares earned would be below the target number of shares.

It is important to recognize that the grant date fair value of the performance shares and stock options described above and set forth in our Summary Compensation Table is for accounting and disclosure purposes, and is not actual earned compensation value. The chart below compares the aggregate grant date fair value (as disclosed in the current and prior year Grants of Plan-Based Awards table of our proxy statement) of outstanding (vested and unvested) grants to the CEO against the realized and current value of those same awards at the end of fiscal 2011 based on our closing price of $18.93. Performance shares under the LGP that continue to be subject to multi-year performance goals and are not yet earned are not included in the chart.

The chart below shows the proportion of each major component of our CEO’s compensation, as reported in the Summary Compensation Table, the majority of which is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders.

Overall, we believe our executive compensation program met each of our compensation objectives. The table below highlights key compensation practices – both the practices we believe support strong governance principles and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

Our Compensation Practices: (What we do)	Executive Compensation Practices We Have Not Implemented: (What we don’t do)

•    We tie pay to performance. Our compensation programs are heavily weighted toward performance with limited perquisites, no supplemental executive retirement plan (SERP), and conservative severance benefits.

•    We have an incentive compensation recoupment (“clawback”) policy covering our executives.

•    We have executive stock ownership requirements which we review on a regular basis and revise as needed. At the beginning of fiscal 2010, we increased these stock ownership requirements.

•    We have no employment contracts of defined length with our executives and no multi-year guarantees for base salary increases, bonuses or equity compensation.

•    None of our executives are entitled to tax gross-up payments other than on relocation related payments that are business-related and also generally available to other employees.

•    We have not re-priced stock options nor are we able to do so without shareholder approval.

•    The Committee’s compensation consulting firm does not provide any other services to the Company.

•    We have no incentive compensation arrangements for executives that create potential material risk for the Company, based on a risk assessment conducted by the Company.

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short-and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented culture;

•	Support our business strategy by motivating and rewarding achievement of annual short-and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Ensure executive stock ownership.

Our program rewards executives for the achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing long-term returns to shareholders. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus; and

•	Long-term incentives.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard. We also provide our executives with benefits and limited perquisites that are available to a broader group of employees or that are intended to maximize productivity.

The use and weight of each compensation element is based on the judgment of the Committee regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure of these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels, to emphasize the importance of performance-based compensation.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets,” which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data covering other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing market compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past and to ensure appropriate scope and complexity relative to the Company. Because the size of the peer group companies varies considerably, regression analysis is used where appropriate to adjust the compensation data for differences in company revenues.

The peer group is reviewed by the Committee each year. The peer group used in 2011 was comprised of the companies listed below and was unchanged from 2010.

Abercrombie & Fitch Aeropostale American Eagle Outfitters Avon Products Best Buy Children’s Place Retail Stores Coach Coca-Cola Costco Wholesale Estee Lauder Companies Disney Fortune Brands	General Mills J.C. Penney J. Crew Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Macy’s McDonald’s Nike Nordstrom	PepsiCo Polo Ralph Lauren Ross Stores Sears Holdings Staples Starbucks Target TJX Companies Williams-Sonoma YUM! Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Watson, an international consulting company. The surveys provide levels of base salary, annual incentives, and long-term incentive grant values in a summarized form, and we believe that this data provides a reasonable indicator of total compensation values for the peer group. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The Committee uses the market survey data along with the tally sheet data as a frame of reference to inform compensation decisions, but compensation is not set to meet specific benchmarks or percentiles.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	Business and talent strategies;

•	The nature of each executive’s role;

•	Individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	Compensation history, including at former employers in the case of new hires;

•	Future potential contributions by the executive;

•	Internal comparisons to other executives;

•	Comparisons of the value and nature of each compensation element to each other and in total; and

•	Retention risk.

The Committee also considers management’s recommendations and advice from the Committee’s independent compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also reviews the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards. Analysis for each compensation component and the decisions that were made are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described above under “Compensation Analysis Framework” and makes recommendations to the Committee about the structure of the compensation program and individual arrangements. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to advise the Committee periodically on the compensation program structure and individual compensation arrangements. The consultant was selected by the Committee and does not provide any other services to the Company. The consultant attends Committee meetings from time to time, presents an annual briefing on retail-industry compensation trends and developments, and is also available to the Committee outside of meetings as necessary. The consultant reports directly to the Committee, although the consultant meets with management from time to time to obtain information necessary to advising the Committee.

Base Salary

Base salaries are set at a level that the Committee believes will effectively attract and retain top talent, considering the factors described above under “Compensation Analysis Framework.” In addition, the Committee considers the impact of base salary changes on other compensation components where applicable. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed, but these effects are generally not considered when making base salary decisions. The Committee generally reviews base salaries for executives in the first fiscal quarter, and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2011, and changes that occurred during the year.

Named Executive	Base Salary on 1/29/2011	Base Salary on 1/28/2012	Comments
Glenn Murphy	$1,500,000	$1,500,000
Sabrina Simmons	$725,000	$750,000	Salary was increased in March 2011 as part of the annual review to position Ms. Simmons appropriately relative to other executives.
J. Tom Keiser	$650,000	$675,000	Salary was increased in November 2011 in connection with increased responsibilities and to position Mr. Keiser appropriately relative to other executives.
Arthur Peck	$750,000	$850,000	Salary was increased in February 2011 following Mr. Peck’s appointment as President, Gap North America.
J. Tom Wyatt	$900,000	$900,000	Mr. Wyatt resigned from the Company, effective February 3, 2012.

Annual Incentive Bonus

Fiscal 2011 Annual Bonus

The Company has an annual cash incentive bonus program for executives to motivate and reward achievement of financial and individual objectives and to provide a competitive total compensation opportunity. Mr. Murphy’s annual incentive bonus was based exclusively on earnings performance given his role as CEO and direct accountability for operating results, and his target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to other executives. For executives other than Mr. Murphy, the annual incentive bonus continued to be based on two components:

1.	The earnings performance of the Company or a division of the Company (75% weight, given the importance of accountability for operating results).

2.	Subjective individual objectives (25% weight, to recognize results outside of earnings).

In setting the fiscal 2011 annual bonus structure, the Committee considered the Company’s business priorities and the factors described above under “Compensation Analysis Framework.” The table below describes the target annual bonus and potential payout range for each executive.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Base Salary
Glenn Murphy	150%	0 – 300%
Sabrina Simmons	75%	0 – 150%
J. Tom Keiser	75%	0 – 150%
Arthur Peck	75%	0 – 150%
J. Tom Wyatt	75%	0 – 150%

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”). The Committee approves threshold, target and maximum performance goals at the beginning of each performance period. Bonuses are paid under the financial performance component only if threshold goals are exceeded. The Committee may reduce (but not increase) earned bonuses under this component. Actual bonuses are generally paid in March.

Bonuses for financial performance for fiscal 2011 were based on earnings goals. Earnings before interest and taxes was used to measure both Company and division performance, in both cases subject to potential adjustment for certain items such as extraordinary and non-recurring items. The earnings measure was selected for fiscal 2011 because the Committee believed that earnings should continue to be the primary focus of executives and is a good measure of actual operating performance within their control and accountability.

In light of rising and volatile product input costs, in particular cotton prices, the Committee determined that setting the performance measurement period for the financial component of the 2011 annual bonus to two six-month periods was prudent. This allowed for establishment of goals for performance periods over which potential performance could be more accurately projected. The results were weighted 45% for the first half of the year and 55% for the second half of the year due to the seasonality of our business. Bonus payouts under the financial component were made following completion of the full fiscal year, based on results for each six-month performance period.

The table below shows, on an aggregate basis, the first half and second half fiscal 2011 earnings goals expressed as a percentage of fiscal 2010 actual results (as reported). With a still-cautious consumer and limited ability to offset product cost increases with corresponding price increases, earnings goals were set at a level that was lower than our fiscal 2010 results. The Committee decided that ensuring that meaningful incentives were in place was important in order to motivate the best performance possible in a situation where it became apparent during the first half that it would be very challenging to achieve earnings at a level close to fiscal 2010 performance. Also shown are the actual earnings percentages achieved (based on weighted results for first half and second half performance as described above). The results for the first half were adjusted to exclude the estimated impact of the natural disaster in Japan in March 2011, which the Committee viewed as an event over which management had no control. No other adjustments to the results were made other than the use of budgeted foreign exchange rates for each half for division executives to eliminate currency fluctuations at the division level.

Name	Company / Division	Threshold Earnings Goal as a Percentage of Fiscal 2010 Actual Earnings	Target Earnings Goal as a Percentage of Fiscal 2010 Actual Earnings	Maximum Earnings Goal as a Percentage of Fiscal 2010 Actual Earnings	Actual Fiscal 2011 Earnings Percentage Achieved After Adjustments
Glenn Murphy	Gap Inc.	52%	82%	89%	76%
Sabrina Simmons	Gap Inc.	52%	82%	89%	76%
J. Tom Keiser	Gap Inc.	52%	82%	89%	76%
Arthur Peck	Gap North America /Global Outlet[1]	68%	91%	96%	42%
J. Tom Wyatt	Old Navy	66%	88%	92%	21%

Footnotes

1	Mr. Peck retained accountabilities related to the Global Outlet organization during fiscal 2011 and associated earnings were part of his financial goals.

Individual Objectives Component

Executives other than the CEO were eligible to receive bonuses based on individual and organizational objectives. At the beginning of the year, an average of over 30 objectives were established for each executive’s business unit or function(s). For fiscal 2011, these objectives consisted of initiatives centered on six key themes: (1) People, which included developing a globally effective organization and diversity; (2) Product, which included pipeline speed and pricing; (3) Stores, which included product availability, brick & click and supply chain reengineering; (4) Growth, which included new store openings in key markets; (5) Productivity initiatives, and (6) Creativity initiatives. In each case, there were additional specific subcategories of goals.

In addition to the organizational objectives listed above, each executive also had individual objectives specific to his or her role.

The extent to which these objectives were met, partially met, or exceeded was assessed qualitatively by the CEO at the end of the fiscal year. In this regard, while certain of the objectives had quantitative components, there was no formulaic link between the extent to which a particular objective was satisfied and the ultimate payout that an executive received. The CEO had the discretion to take only some of the goals into account, and could consider some of them more heavily than others. In addition, in judging each executive’s individual performance, the CEO took into account any additional initiatives and challenges that the executive faced over the course of the year. Payout amounts were then recommended to the Committee for consideration and approval.

Actual Bonuses

For fiscal 2011, target earnings goals applicable to each executive were not achieved and, as a result, payouts under the financial performance component were below target amounts. The table below describes for each executive the actual achievement levels for (1) first half financial performance, (2) second half financial performance, (3) full year weighted performance, and (4) the individual component, as well as the actual bonus earned for fiscal 2011.

Name	1st Half Actual Percentage Achieved Financial Component	2nd Half Actual Percentage Achieved: Financial Component	Weighted Actual Percentage Achieved: Financial Component	Actual Percentage Achieved: Individual Objectives Component	Actual Bonus
Glenn Murphy	59%	89%	76%	N/A	$1,706,906
Sabrina Simmons	59%	89%	76%	150%	$528,600
J. Tom Keiser	59%	89%	76%	150%	$464,220
Arthur Peck	18%	61%	42%	133%	$410,434
J. Tom Wyatt	46%	0%	21%	N/A	$0

In February 2012, Mr. Wyatt ceased to be an executive officer of the Company. As a result, he did not receive a rating for the individual objectives component, or an annual bonus payout for fiscal 2011.

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of the members of our peer group, the Company does not have a pension plan, and we rely on long-term incentives to provide a substantial percentage of each executive’s potential retirement savings. Stock-based awards are granted under our 2011 Long-Term Incentive Plan (the “Plan”), which has been approved by our shareholders.

Long-term incentives are typically granted annually to executives (or, in the case of new executives, at the time they join the Company). However, there may also be grants in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of performance goals, stock units or performance shares. From time to time, the Committee also grants stock units that vest based on continued service with the Company specifically to promote retention.

In determining the long-term incentive structure and award amounts, the Committee considered the factors described above under “Compensation Analysis Framework,” including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution and accounting expense.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, we believe stock options are an important component of executive long-term incentive compensation, but that this component as a percentage of total long-term incentive value before consideration of any special grants should typically be weighted at less than 50% so that the majority of long-term incentive value at grant is placed on full-value awards subject to achievement of performance goals. Consistent with prior grant practice, the Committee approved grants of stock options in the first quarter of fiscal 2011, including the first grant to the CEO since 2007. Award amounts were differentiated based on the executive’s role in the organization and competitive practice.

Stock Units and Performance Shares

A portion of long-term incentives is delivered in units representing full-value shares of our stock to drive performance, promote retention and foster a long-term ownership perspective. Unlike stock options, full-value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders but still encourage retention if our stock price does not appreciate, and help to focus executives on sustaining the value of the Company. In general, we believe the grant or vesting of a significant percentage of full-value shares for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from prior employment in the case of new hires. However, to balance the Company’s performance, retention, and ownership objectives, in the past we have granted stock units or other full-value shares that vest only for continued service with the Company and we may do so in the future.

2007 CEO New Hire Performance Shares

When Mr. Murphy joined the Company in 2007, he was granted performance shares. Performance shares were chosen to focus Mr. Murphy directly on sustained improvements in financial performance, and to further link his compensation to shareholder returns and sustaining the value of the Company. Cumulative net earnings was selected as the performance measure, because net earnings is widely followed as a performance indicator by investors, is straightforward and simple, and cumulative performance against this metric is generally correlated to long-term shareholder returns.

Mr. Murphy’s performance shares were based on the achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 described below, subject to adjustment for certain extraordinary items and other non-recurring events.

Potential CEO Performance Shares

Cumulative net earnings for fiscal 2008 through 2011	Award
Less than $4.164 billion	None
Equal to or greater than $4.164 billion but less than $4.467 billion	500,000 shares
Equal to or greater than $4.467 billion but less than $5.011 billion	1,000,000 shares
Equal to or greater than $5.011 billion but less than $5.860 billion	1,500,000 shares
Equal to or greater than $5.860 billion	2,000,000 shares

Actual cumulative net earnings through fiscal 2011 were $4.106 billion. Because the minimum performance level was not achieved, no shares were earned.

LGP (Long-Term Growth Program)

The executive leadership team participates in the LGP, which is intended to promote sustained improvement in financial performance and long-term value creation for shareholders, while taking into account the inherent difficulty in setting long-term performance goals in the volatile retail industry. The key features of the program are described below:

•

Each executive is eligible to receive an annual performance share award. Performance shares give the executive the right (subject to Committee discretion to reduce but not increase awards) to receive a number of shares of our stock based on achievement against performance goals during a specified three-year performance period. Actual shares earned, if any, will vary based on achievement of the performance goals.

•

The number of actual shares earned at the end of three years is based on two performance metrics: (1) average attainment of separate annual earnings goals that are established each year (for fiscal 2011, the annual goal was separated into two six-month goals as described under “Annual Incentive Bonus” above) over three years, measured at the division level for Division Presidents and the corporate level for those with company-wide responsibilities, and (2) attainment of a cumulative company earnings goal set at the beginning of the same three-year period. The potential payout range as a percentage of the target award based on average annual earnings attainment is 0% to 250%. The award is modified up or down by up to 20% (for a maximum opportunity of 300% of target) based on the level of attainment of the cumulative company earnings goal.

•	If earned, 50% of the award is payable at the end of the three-year performance period, and the remaining 50% is subject to a one-year vesting schedule based on continued service with the Company.

The strategic rationale for selecting performance shares was to link the executives’ compensation to changes in our stock price and returns to our shareholders over an extended period, helping to balance risks and potential rewards. The use of average attainment of annual earnings goals over a three-year period, coupled with the use of a cumulative earnings measure at the Company level over this time frame, maintains our ability to set realistic goals at the division level while creating focus on results over a longer time horizon and a stronger linkage to overall long-term company results for all executives. The Committee believes that the LGP strikes an appropriate balance between meeting our compensation objectives and establishing performance goals over a timeframe that is realistic, and will appropriately reward executives for superior financial performance and shareholder returns over the long-term.

The table below describes the potential payout range as a percentage of the target award for the fiscal 2011-2013 performance period. The target number of shares was determined using our closing stock price on the date of grant and a percentage of base salary for each executive. The performance share grants represent only an opportunity to earn actual shares of the Company’s stock based on achievement of performance goals over three years. The associated amount listed in the Summary Compensation Table under Stock Awards is the grant date fair value for accounting purposes, which is the required disclosure under SEC rules, not the compensation that may be actually realized by each executive. For example, based on our performance in 2010 and 2011, the actual awards Mr. Murphy would earn under outstanding LGP grants would be below the target number of shares but above threshold, assuming target performance was achieved in future periods. The same threshold, target, and maximum earnings goals described above under “Fiscal 2011 Annual Bonus” applied to the 2011 performance year under the LGP. All payments are in shares at vesting and dividends are not paid or accrued on unvested shares.

Name	Percentage of Base Salary	Target Number of Performance Shares	Potential Payout Range as Percentage of Target Shares
Glenn Murphy	300%	206,516	0 – 300%
Sabrina Simmons	100%	34,419	0 – 300%
J. Tom Keiser	80%	23,864	0 – 300%
Arthur Peck	100%	39,008	0 – 300%
J. Tom Wyatt	100%	41,303	0 – 300%

In February 2012, Mr. Wyatt ceased to be an executive officer of the Company. As a result, the performance shares in the table above were cancelled.

The table below describes for each executive the actual achievement levels as a percentage of target shares for the completed fiscal years under the LGP awards for the fiscal 2010-2012 and fiscal 2011-2013 performance periods described above. The annual goal for fiscal 2011 was weighted for presentation in the table below based on the separate two six-month goals. Final achievement is still subject to a cumulative company earnings goal over the same three year performance period.

	Fiscal 2010 Award		Fiscal 2011 Award
Name	Year 1 (2010) Actual Percentage Achieved	Year 2 (2011) Weighted Actual Percentage Achieved	Year 1 (2011) Weighted Actual Percentage Achieved
Glenn Murphy	88%	88%	88%
Sabrina Simmons	88%	88%	88%
J. Tom Keiser	88%	88%	88%
Arthur Peck	195%	71%	71%
J. Tom Wyatt	0%	33%	33%

Special Stock Unit Grants

Mr. Peck received a stock unit grant of 75,000 shares in March 2011 in connection with his appointment as President, Gap North America. The grant was made in recognition of the significance of his new role, to position the retention value of his long-term incentives appropriately relative to other executives, and to enhance the retention value of those incentives.

Mr. Keiser received a stock unit grant of 50,000 shares in November 2011 in recognition of additional responsibilities. The grant was made to position the retention value of his long-term incentives appropriately relative to other executives and to enhance the retention value of those incentives.

The grants for Messrs. Peck and Keiser will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer-term retention.

Long-Term Incentive Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant long-term incentives on other dates to newly hired executives and periodically in connection with promotions or for special recognition and retention. Grants are typically approved by the Committee at a meeting and are effective on the meeting date or, if approved by unanimous written consent, the date of the last signature on the consent. However, the effective date for new hires is no earlier than the first day of employment. Grants to employees below the Vice President level are approved by the CEO or Committee Chair on a monthly basis using authority delegated by the Committee, typically for new employees hired in the prior month.

All stock options granted to employees during fiscal 2011 had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined helps meet our retention objectives. We have also used other vesting schedules to align with timing of compensation being forfeited at a prior employer for new hires or to align with critical retention periods. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives other than the CEO have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer for new hires. Executives generally must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for certain executive positions to more closely link executive and shareholder interests, to balance potential rewards and risks, and to encourage a long-term perspective in managing the company. Each covered executive had five years from December 1, 2004 (or from the first day named as a covered executive, if later) to reach the requirement. The number of required shares was increased effective January 31, 2010.

As of January 28, 2012, all covered executives had either met the shares requirement in the table below or had remaining time to do so.

Requirements (shares)

CEO	300,000

Division President	75,000

Corporate Executive Vice President	40,000

Other executive leadership team member	20,000

Executives not meeting the requirement must retain 50% of after-tax shares acquired through stock compensation programs until the requirement is reached.

A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales and prohibiting executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are available to executives. The following additional benefits and limited perquisites are also available to executives, with no related tax gross-ups for any associated taxable income:

•

Financial planning services of approximately $14,000 to $21,500 per year based on when the executive initiated use of the services and cost to the Company. These services are provided because executives typically have more complex financial planning requirements and we have determined that this is an effective attraction and retention tool (more limited financial counseling services are available generally to employees at lower levels).

•	Employees at the Director level and above, including executive officers, are provided life insurance coverage of three times base salary up to a maximum of $2 million while actively employed.

•

Highly compensated employees are eligible to participate in the Gap Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer a percentage of their base salaries and bonuses on a pre-tax basis. The Company does not make matching contributions to participant deferrals other than a 100% match for base salary deferrals, limited to an amount up to 4% of the excess of base pay over the amount of pay that can be taken into account under the Company’s 401(k) plan. This match is intended to provide the same proportionate level of benefit received by participants not impacted by the 401(k) limit. The Deferred Compensation Plan was implemented for participants to help meet retirement savings goals given our lack of a defined benefit pension plan, and to assist in efficient tax planning. No above-market rates are included in the notional investment options available to Deferred Compensation Plan participants.

•

Under the Company’s Gift Match Program, available to all employees, contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. For fiscal 2011, the limit for our named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000.

•

Mr. Murphy was provided limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company (the cost in 2011 was $74,219). The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize Mr. Murphy’s travel time commitments.

Post-Termination Arrangements

CEO

The terms of Mr. Murphy’s post-termination severance benefits were determined through the course of arms-length negotiations of his employment agreement. As part of these negotiations, the

Committee considered competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential compensation that could be realized at multiple future points in time using a wealth accumulation analysis. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change of control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. These benefits do not include tax gross ups for additional taxes that may be due under Section 280G and only provide for acceleration of outstanding equity in the event of an actual change in control and termination of employment. The Committee determined that the benefits and structure were well within normal competitive practice, reasonable and appropriate for the circumstances, and were necessary to attract Mr. Murphy to the Company. The provisions are described in more detail on page 55. In addition, while compensation decisions affect potential payouts under severance arrangements, those arrangements generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

Executives Other Than the CEO

We have historically evaluated severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are intended to provide income security in case of an involuntary termination other than for cause. Severance typically includes base salary continuation, payments in lieu of health and welfare benefits continuation and continued financial planning services. Severance payments typically stop or are reduced if the executive secures other employment. The Company may also grant severance benefits as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

In 2011, the Committee extended the severance benefits described on page 57 for certain executives in the case of an involuntary termination other than for cause prior to February 13, 2015. As part of its review, the Committee analyzed the same factors described above for the CEO and used its judgment in determining the level of benefits that would provide reasonable income security. These arrangements provide no tax gross up or enhanced benefits in the case of a change of control of the Company. The Committee believes that, based on its analysis, the benefits are appropriate and conservative relative to peer group practices. In addition, while compensation decisions affect potential payouts under severance arrangements, those arrangements generally did not affect decisions on other compensation elements as these severance provisions may never come into effect.

In February 2012, Mr. Wyatt ceased to be an executive officer and did not receive any severance benefits.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during the analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of income for stock options, stock units, and performance shares.

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to an executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation as deductible under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify as deductible under Section 162(m). However, the individual objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance shares, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax gross ups or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of IRS regulations.

Recovery and Adjustments to Awards

Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2012 and the Proxy Statement for the 2012 Annual Meeting of Shareholders.

Adrian D.P. Bellamy (Chair)

Bob L. Martin

Domenico De Sole

Katherine Tsang

Summary Compensation Table

The following table shows compensation information for fiscal 2011, which ended January 28, 2012, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as required under SEC rules (“named executive officers”). The table also shows compensation information for fiscal 2010 and fiscal 2009, which ended January 29, 2011 and January 30, 2010, respectively, for those named executive officers who also were named executive officers in either of those years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($) (1)	($) (2)	($) (3) (4)	($) (4) (5)	($) (6)	($) (7)	($) (8)	($)
Glenn Murphy	2011	$1,500,000	$0	$3,119,506	$3,174,120	$1,706,906	$0	$210,968	$9,711,500
Chairman and CEO	2010	1,500,000	635,000	1,810,833	0	1,719,140	0	280,937	5,945,910
	2009	1,275,000	0	0	0	3,598,908	0	163,382	5,037,290

Sabrina Simmons	2011	746,635	0	449,286	529,020	528,600	0	58,985	2,312,526
EVP and CFO	2010	718,269	0	1,444,411	559,910	504,654	0	59,889	3,287,133
	2009	675,000	0	2,007,301	712,890	923,191	0	59,623	4,378,005

J. Tom Keiser	2011	655,769	0	1,255,672	317,412	464,220	0	241,699	2,934,772
EVP and CIO

Arthur Peck	2011	849,231	0	2,039,498	529,020	410,434	0	50,445	3,878,628
President, Gap NA	2010	750,000	0	1,435,133	559,910	926,593	0	55,975	3,727,611
	2009	750,000	0	1,561,027	594,075	943,490	0	57,506	3,906,098

J. Tom Wyatt	2011	900,000	0	548,089	634,824	0	0	81,741	2,164,654
Former President, Old Navy	2010	900,000	0	2,006,883	671,892	190,350	0	97,575	3,866,700
	2009	900,000	0	660,460	712,890	1,318,444	0	125,889	3,717,683

Footnotes

(1)

For fiscal 2009, Mr. Murphy volunteered to reduce his salary by 15 percent, to $1,275,000, which also reduced the amount he was eligible to receive under the Company’s annual bonus program. For fiscal 2010, Mr. Murphy’s salary returned to $1,500,000.

The amounts in this column for Ms. Simmons in fiscal 2010 and 2011, and for Messrs. Keiser and Peck in fiscal 2011, reflect the prorated payment of their salaries based on changes during the year. Base salary changes in fiscal 2011 are further described on page 35 of the Compensation Discussion and Analysis section.

(2)	Based on Mr. Murphy’s performance and voluntary salary reduction in fiscal 2009, the Compensation and Management Development Committee awarded Mr. Murphy a special bonus of $635,000 in March 2010.

(3)

This column reflects the aggregate grant date fair value for awards of stock during fiscal 2011, 2010 and 2009, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers. For 2010, this column includes the grant date fair value of the target number of shares that may be earned under the Company’s Long-Term Growth Program (“LGP”) with respect to year 1 of a three-year performance period beginning with fiscal 2010 (“LGP 1”). For 2011, this column includes both (1) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 2 of LGP 1 and (2) the grant date fair value of the target number of shares that may be earned under the LGP with respect to year 1 of a three-year performance period beginning with fiscal 2011 (“LGP 2”). For a description of the Company’s Long-Term Growth Program, please see page 40 of the Compensation Discussion and Analysis section. Mr. Wyatt is not entitled to earn any shares under the LGP following the termination of his service as an executive officer in February 2012. Details on the figures included in this column for 2011 are reflected in the following table.

Footnotes (continued)

	LGP 1 (FY2010 Grant) Year 2 Target Shares Grant Date Fair Value ($)	LGP 2 (FY 2011 Grant) Year 1 Target Shares Grant Date Fair Value ($)	Grant Date Fair Value of Non -LGP Stock Awards ($)	Total Reported For 2011 in Stock Awards Column ($)
Glenn Murphy	$1,724,160	$1,395,346	$0	$3,119,506
Sabrina Simmons	216,728	232,558	0	449,286
J. Tom Keiser	155,444	161,228	939,000	1,255,672
Arthur Peck	224,197	263,551	1,551,750	2,039,498
J. Tom Wyatt	269,032	279,057	0	548,089

The total grant date fair value of the LGP awards if maximum performance conditions are achieved over the entire three-year period under both LGP 1 and LGP 2 are detailed in the following tables. The grant date fair value per share used in calculating the total grant date fair values below were as follows: year 1 of LGP 1 ($21.73), year 2 and year 3 of LGP 1 ($20.69), and years 1, 2 and 3 of LGP 2 ($20.27). Mr. Wyatt is not entitled to earn any shares under the LGP following the termination of his service as an executive officer in February of 2012.

LGP 1 (FY 2010 Cycle)	Maximum Shares Total Grant Date Fair Value ($)	LGP 2 (FY 2011 Cycle)	Maximum Shares Total Grant Date Fair Value ($)
Glenn Murphy	$15,777,500	Glenn Murphy	$12,558,238
Sabrina Simmons	1,983,295	Sabrina Simmons	2,093,019
J. Tom Keiser	1,422,499	J. Tom Keiser	1,451,170
Arthur Peck	2,051,643	Arthur Peck	2,372,076

(4)

Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2012 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2011 and 2010 Proxy Statements for information on awards actually granted in fiscal 2011, 2010 and 2009.

(5)

This column reflects the aggregate grant date fair value for awards of stock options during fiscal 2011, 2010 and 2009, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the named executive officers.

(6)	The amounts in this column reflect the cash amounts earned by the named executive officers under the Company’s annual incentive bonus plan.

(7)

No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings.

(8)	The amounts shown in the All Other Compensation column are detailed in the table on the following page.

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Total
Glenn Murphy	2011	$74,219	$14,000	$0	$50,200	$9,800	$1,255	$1,368	$0	$60,126	$210,968
	2010	105,313	13,542	0	49,161	10,298	1,255	1,368	0	100,000	280,937
	2009	91,894	13,500	0	42,238	9,302	1,255	1,368	0	3,825	163,382

Sabrina Simmons	2011	0	14,000	0	19,950	9,912	1,255	1,368	0	12,500	58,985
	2010	0	13,542	0	18,700	10,024	1,255	1,368	0	15,000	59,889
	2009	0	16,000	0	17,200	9,800	1,255	1,368	0	14,000	59,623

J. Tom Keiser	2011	0	14,582	0	16,315	9,910	1,255	1,368	185,769	12,500	241,699

Arthur Peck	2011	0	14,000	0	23,708	10,114	1,255	1,368	0	0	50,445
	2010	0	13,542	0	20,200	9,610	1,255	1,368	0	10,000	55,975
	2009	0	13,500	0	20,200	9,783	1,255	1,368	0	11,400	57,506

J. Tom Wyatt	2011	0	14,000	142	26,200	9,800	1,255	1,368	9,626	19,350	81,741
	2010	0	13,542	326	26,200	9,800	1,255	1,368	22,284	22,800	97,575
	2009	0	13,500	1,810	26,200	9,800	1,255	1,368	46,496	25,460	125,889

Footnotes

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $200,000 for fiscal 2009—2011 in incremental cost to the Company). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane and are calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)	For Mr. Wyatt, reflects tax reimbursement related to payments to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006.

(d)	These amounts reflect Company matching contributions under the Company’s nonqualified Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2011), which are matched at up to 4% of base pay, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts reflect premium payments for long-term disability insurance, which is available to benefits-eligible employees generally.

(g)	These amounts reflect premiums paid for life insurance provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

(h)

For Mr. Keiser, the amount reflects payment made directly to a third-party relocation company based on Mr. Keiser’s participation in the Company’s guaranteed buyout program, in connection with his relocation from Ohio to California when he joined the Company in 2010. The guarantee buyout program allows the participant to turn over financial responsibility for their home sale if they are unable to find an outside buyer. In this case, Mr. Keiser accepted a buyout in 2010. The Company accepted an offer to purchase the home by a third party in December 2010; however, we were not invoiced (and therefore did not make payment) until fiscal 2011. There was no tax gross-up because Mr. Keiser was not taxed on the Company’s payment of these particular expenses.

For Mr. Wyatt, the amounts reflect payments made to him under the Company’s mortgage subsidy program in connection with his relocation from Alabama to California when he joined the Company in 2006. Under the program, the amount of the subsidy and time period during which payments were made were determined by a formula that takes into account the relative difference in housing costs between the two locations. In Mr. Wyatt’s case, payments were made for 5 years following his start date with the Company.

Footnotes (continued)

(i)	These amounts reflect Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2011, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy who had an annual matching limit of $100,000. These amounts also reflect payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date; however, in some cases the Company does not process the executive’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the executive requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2011, which ended on January 28, 2012. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn Murphy	3/14/11	3/14/11	—	—	—	—	—	—	—	600,000	$21.79	$3,174,120
	N/A	—	—	$2,250,000	$4,500,000	—	—	—	—	—	—	—
	3/14/11	3/14/11	—			37,500	83,333	250,000	—	—	—	1,724,160
	3/14/11	3/14/11	—			30,977	68,838	206,516	—	—	—	1,395,346
Sabrina Simmons	3/14/11	3/14/11	—	—	—	—	—	—	—	100,000	21.79	529,020
	N/A	—	$139,994	559,976	1,119,952	—	—	—	—	—	—	—
	3/14/11	3/14/11	—			4,713	10,475	31,426	—	—	—	216,728
	3/14/11	3/14/11	—			5,162	11,473	34,419	—	—	—	232,558
J. Tom Keiser	3/14/11	3/14/11	—	—	—	—	—	—		60,000	21.79	317,412
	11/7/11	11/7/11	—	—	—	—	—	—	50,000	—	—	939,000
	N/A	—	122,944	491,776	983,550	—	—	—	—	—	—	—
	3/14/11	3/14/11	—	—	—	3,381	7,513	22,540	—	—	—	155,444
	3/14/11	3/14/11	—	—	—	3,579	7,954	23,864	—	—	—	161,228
Arthur Peck	3/14/11	3/14/11	—	—	—	—	—	—	—	100,000	21.79	529,020
	3/14/11	3/14/11	—	—	—	—	—	—	75,000	—	—	1,551,750
	N/A	—	159,221	636,882	1,273,764	—	—	—	—	—	—	—
	3/14/11	3/14/11	—	—	—	4,876	10,836	32,509	—	—	—	224,197
	3/14/11	3/14/11	—	—	—	5,851	13,002	39,008	—	—	—	263,551
J. Tom Wyatt	3/14/11	3/14/11	—	—	—	—	—	—	—	120,000	21.79	634,824
	N/A	—	168,750	675,000	1,350,000	—	—	—	—	—	—	—
	3/14/11	3/14/11	—	—	—	5,851	13,003	39,011	—	—	—	269,032
	3/14/11	3/14/11	—	—	—	6,195	13,767	41,303	—	—	—	279,057

Footnotes

(1)	The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2011 performance period under the Company’s annual incentive bonus plan, further described on page 36 of the Compensation Discussion and Analysis section. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives component of the annual incentive bonus plan, described on page 38. The potential threshold payment amount assumes 100% achievement of the individual objectives component and 0%
achievement of the financial performance component. Each named executive officer received a bonus under the annual incentive bonus plan (with the exception of Mr.
Wyatt who left the company in February 2012), which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan
Compensation.”

(2)	The amounts shown in these columns reflect, in shares, (1) the threshold, target and maximum amounts for year 2 of a three-year performance period beginning in fiscal
2010 (“LGP 1”) and (2) the threshold, target and maximum amounts for year 1 of a three-year performance period beginning in fiscal 2011 (“LGP 2”) under the Company’s
Long-Term Growth Program, further described on page 40 of the Compensation Discussion and Analysis section. Potential payouts are based on the applicable interpolated award values between the threshold, target, and maximum payout levels. The potential awards are performance-based and, therefore, completely at risk. The total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 1 is as follows:
Mr. Murphy (250,000), Ms. Simmons (31,426), Mr. Keiser (22,540), and Mr. Peck (32,509). The total number of shares that could be earned if the target performance conditions are achieved over the entire three-year performance period under LGP 2 is as follows: Mr. Murphy (206,516), Ms. Simmons (34,419), Mr. Keiser (23,864), and
Mr. Peck (39,008). Please see footnote 5 to the Outstanding Equity Awards at Fiscal Year-End table for the maximum number of shares that may be earned under LGP 1 and
LGP 2 if the maximum performance conditions are achieved over the entire three-year period. Mr. Wyatt is not entitled to earn any shares under the Long-Term Growth
Program following the termination of his service as an executive officer in February 2012.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC 718. Please refer to Note 9,
“Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2012 for the relevant assumptions used to determine the valuation of our stock and option awards. For fiscal 2011, the grant date fair value of the Equity Incentive Plan Awards is based on the closing price of a share of our stock on the date that the awards were granted less future expected dividends during the vesting period, multiplied by the target number of shares that may be earned. For year 2 of LGP 1, the grant date fair value is $20.69. For year 1 of LGP 2, the grant date fair value is $20.27. For the total grant date fair value of these awards if maximum performance conditions are achieved over the entire three-year performance period under LGP 1 and LGP 2, see footnote 3 to the Summary
Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2011, which ended on January 28, 2012.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Glenn Murphy	1,200,000	800,000	(a)	—	$16.44	8/3/2017	—		—	—		—
	1,200,000	800,000	(a)	—	18.91	8/3/2017	—		—	—		—
	—	600,000	(b)	—	21.79	3/14/2021	—		—	—		—
	—	—		—	—	—	—		—	75,000	(a)	$1,419,750
	—	—		—	—	—	—		—	30,977	(b)	586,395
Sabrina Simmons	55,000	—		—	$21.55	3/8/2014	—		—	—		—
	35,000	—		—	22.42	3/11/2015	—		—	—		—
	30,000	—		—	17.84	3/13/2016	—		—	—		—
	112,500	37,500	(c)	—	19.68	3/17/2018	—		—	—		—
	75,000	75,000	(d)	—	11.77	3/16/2019	—		—	—		—
	25,000	75,000	(e)	—	23.07	3/15/2020	—		—	—		—
	—	100,000	(f)	—	21.79	3/14/2021	—		—	—		—
	—	—		—	—	—	75,000	(a)	$1,419,750	—		—
	—	—		—	—	—	15,377	(b)	291,086	—		—
	—	—		—	—	—	55,058	(c)	1,042,248	—		—
	—	—		—	—	—	—		—	9,427	(a)	$178,453
	—	—		—	—	—	—		—	5,162	(b)	97,717
J. Tom Keiser	50,000	50,000	(g)	—	$20.54	1/4/2020	—		—	—		—
	—	60,000	(h)	—	21.79	3/14/2021	—		—	—		—
	—	—		—	—	—	26,667	(d)	$504,806	—		—
	—	—		—	—	—	50,000	(e)	946,500	—		—
	—	—		—	—	—	—		—	6,762	(a)	$128,005
	—	—		—	—	—	—		—	3,579	(b)	67,750

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Arthur Peck	200,000	—		—	$21.38	5/2/2015	—		—	—		—
	125,000	—		—	17.84	3/13/2016	—		—	—		—
	75,000	25,000	(i)	—	19.68	3/17/2018	—		—	—		—
	62,500	62,500	(j)	—	11.77	3/16/2019	—		—	—		—
	25,000	75,000	(k)	—	23.07	3/15/2020	—		—	—		—
	—	100,000	(l)	—	21.79	3/14/2021	—		—	—		—
	—	—		—	—	—	50,000	(f)	$946,500	—		—
	—	—		—	—	—	20,284	(g)	383,976	—		—
	—	—		—	—	—	54,283	(h)	1,027,577	—		—
	—	—		—	—	—	75,000	(i)	1,419,750	—		—
	—	—		—	—	—	—		—	9,752	(a)	$184,605
	—	—		—	—	—	—		—	5,851	(b)	110,759
J. Tom Wyatt	200,000	—		—	$18.26	3/20/2016	—		—	—		—
	112,500	37,500	(m)	—	19.68	3/17/2018	—		—	—		—
	75,000	75,000	(n)	—	11.77	3/16/2019	—		—	—		—
	30,000	90,000	(o)	—	23.07	3/15/2020	—		—	—		—
	—	120,000	(p)	—	21.79	3/14/2021	—		—	—		—
	—	—		—	—	—	29,737	(j)	$562,921	—		—
	—	—		—	—	—	78,023	(k)	1,476,975	—		—
	—	—		—	—	—	—		—	11,702	(a)	$221,519
	—	—		—	—	—	—		—	6,195	(b)	117,271

Footnotes
(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
	(a)	Options vest 400,000 on 8/3/2012 and 400,000 on 8/3/2013.
	(b)	Options vests 150,000 on 3/14/2012, 150,000 on 3/14/2013, 150,000 on 3/14/2014 and 150,000 on 3/14/2015.
	(c)	Options vest 37,500 on 3/17/2012.
	(d)	Options vest 37,500 on 3/16/2012 and 37,500 on 3/16/2013.
	(e)	Options vest 25,000 on 3/15/2012, 25,000 on 3/15/2013 and 25,000 on 3/15/2014.
	(f)	Options vest 25,000 on 3/14/2012, 25,000 on 3/14/2013, 25,000 on 3/14/2014 and 25,000 on 3/14/2015.
	(g)	Options vest 25,000 on 1/4/2013 and 25,000 on 1/4/2014.
	(h)	Options vest 15,000 on 3/14/2012, 15,000 on 3/14/2013, 15,000 on 3/14/2014 and 15,000 on 3/14/2015.
	(i)	Options vest 25,000 on 3/17/2012.
	(j)	Options vest 31,250 on 3/16/2012 and 31,250 on 3/16/2013.

	(k)	Options vest 25,000 on 3/15/2012, 25,000 on 3/15/2013 and 25,000 on 3/15/2014.
	(l)	Options vest 25,000 on 3/14/2012, 25,000 on 3/14/2013, 25,000 on 3/14/2014 and 25,000 on 3/14/2015.
	(m)	Options vest 37,500 on 3/17/2012.
	(n)	Options vest 37,500 on 3/16/2012 and 37,500 on 3/16/2013.
	(o)	Options vest 30,000 on 3/15/2012, 30,000 on 3/15/2013 and 30,000 on 3/15/2014.
	(p)	Options vest 30,000 on 3/14/2012, 30,000 on 3/14/2013, 30,000 on 3/14/2014 and 30,000 on 3/14/2015.
(2)	The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in New York Stock Exchange (NYSE) –Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the Company’s stock on the effective date of the grant.
(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
	(a)	Award vests 75,000 on 3/16/2012.
	(b)	Award vests 15,377 on 3/16/2012.
	(c)	Award vests 27,529 on 3/15/2012 and 27,529 on 3/15/2013.
	(d)	Award vests 26,667 on 1/4/2013.
	(e)	Award vests 25,000 on 11/7/2013 and 25,000 on 11/7/2014.
	(f)	Award vests 50,000 on 3/16/2012.
	(g)	Award vests 20,284 on 3/16/2012.
	(h)	Award vests 27,141 on 3/15/2012 and 27,142 on 3/15/2013.
	(i)	Award vests 37,500 on 3/14/2013 and 37,500 on 3/14/2014.
	(j)	Award vests 29,737 on 3/16/2012.
	(k)	Award vests 39,011 on 3/15/2012 and 39,012 on 3/15/2013.
(4)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 27, 2012 ($18.93).
(5)	(a) Represents the threshold number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 40 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2010) and year 2 (fiscal 2011) of a three-year performance period. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Mr. Murphy (750,000), Ms. Simmons (94,278), Mr. Keiser (67,620) and Mr. Peck (97,527). Mr. Wyatt is not entitled to earn any shares under the Long-Term Growth Program following the termination of his service as an executive officer in February 2012. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2013, and the remainder will vest on the one-year anniversary of such certification date, contingent on continued service with the Company.

(b) Represents the threshold number of shares that may be earned under the Company’s Long-Term Growth Program (described on page 40 of the Compensation Discussion and Analysis section) with respect to year 1 (fiscal 2011) of a three-year performance period. The total number of shares that could be earned if the maximum performance conditions are achieved over the entire three-year performance period for each named executive is as follows: Mr. Murphy (619,548), Ms. Simmons (103,257), Mr. Keiser (71,592) and Mr. Peck (117,024). Mr. Wyatt is not entitled to earn any shares under the Long-Term Growth Program following the termination of his service as an executive officer in February 2012. Half of any award earned will vest on the date the Company’s Compensation and Management Development Committee certifies attainment in 2014, and the remainder will vest on the one-year anniversary of such certification date, contingent on continued service with the Company.

(6)	Represents the number of stock awards multiplied by the closing price of our common stock as of January 27, 2012 ($18.93).

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2011, which ended on January 28, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glenn Murphy	0	$0	0	$0
Sabrina Simmons	0	0	99,152	2,136,059
J. Tom Keiser	0	0	26,667	503,473
Arthur Peck	0	0	145,110	2,910,817
J. Tom Wyatt	0	0	100,382	1,989,321

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation activity for the named executive officers in fiscal 2011, which ended on January 28, 2012.

Name	Executive Contribution in Fiscal 2011 ($) (1)	Registrant Contributions in Fiscal 2011 ($) (2)	Aggregate Earnings in Fiscal 2011 ($) (3)	Aggregate Withdrawals/ Distributions in Fiscal 2011 ($)	Aggregate Balance at Fiscal 2011 Year-End ($) (4)
Glenn Murphy	$61,961	$50,200	$25,255	$0	$484,507
Sabrina Simmons	23,178	19,950	6,263	0	133,786
J. Tom Keiser	139,649	16,315	28,831	0	502,161
Arthur Peck	122,654	23,708	61,809	0	1,241,755
J. Tom Wyatt	47,073	26,200	89,191	0	1,607,437

  Footnotes

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	Footnote (8)(d) to the Summary Compensation Table shows matching contributions under the Company’s Deferred Compensation Plan (“DCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($245,000 for calendar year 2011), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	In fiscal 2011, no above-market or preferential interest rate options were available on notional investments in the DCP.

(4)	A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in the Proxy Statements for our 2007 - 2010 Annual Meetings.

Potential Payments Upon Termination

Severance Benefits — Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement in connection with Mr. Murphy joining the Company. The employment agreement was amended and restated on December 1, 2008 in response to Section 409A of the Internal Revenue Code (“Section 409A”), and was amended again on February 9, 2009 in connection with a change in Mr. Murphy’s salary (the “Employment Agreement”). The amended and restated Employment Agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The February 2009 amendment was filed as an exhibit to the Company’s Quarterly Report on From 10-Q, filed with the SEC on June 9, 2009. The Employment Agreement generally provides the following severance benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “severance period”). Severance period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any cash compensation Mr. Murphy earns during the severance period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

v.	If the termination was after fiscal 2009 but before fiscal 2012, acceleration of a portion of the performance share award granted to him on his start date with the Company if the prorated performance metrics set forth in that award had been met.

The table below shows the amounts that Mr. Murphy would be eligible to receive in a non-Change in Control scenario and in a Change in Control scenario under the agreement described above, assuming that the termination occurred on January 28, 2012, the last day of our 2011 fiscal year.

Potential Severance Payment Eligibility for Glenn Murphy Assumes termination date of January 28, 2012
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)
Cash Payments Related to Salary (1)	$3,000,000	$3,000,000
Cash Payments Related to Bonus	6,206,906	6,206,906
Health Benefits	27,500	27,500
Stock Option Vesting Acceleration (2)	502,000	2,008,000
Stock Award Vesting Acceleration (3)	0	0
Total	9,736,406	11,242,406

Footnotes
(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.
(2)

Reflects the value of all unvested stock options that would have become vested if Mr. Murphy had been terminated on January 28, 2012, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(3)

Because the minimum performance level was not achieved, Mr. Murphy would not have been eligible for vesting of his new hire performance shares in the event that he had been terminated on January 28, 2012. For more information on Mr. Murphy’s performance shares, please see the Compensation Discussion and Analysis section.

Severance Benefits — Sabrina Simmons, J. Tom Keiser, Arthur Peck, and J. Tom Wyatt

The Company entered into agreements with Ms. Simmons, Mr. Keiser, Mr. Peck and Mr. Wyatt providing for certain severance benefits in the case of an involuntary termination other than for Cause (as defined in the agreements). Ms. Simmons’ agreement was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2008. Mr. Keiser’s agreement was included as an exhibit to the Company’s Annual Report on Form 10-K, filed with the SEC on March 26, 2012. Mr. Peck’s agreement was included as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. Mr. Wyatt’s agreement was included as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on December 9, 2008.

The Company amended the severance provisions of the agreements described above in late 2008 in response to Section 409A and to extend certain severance benefits beyond a February 2009 expiration date. With the exception of Mr. Keiser who joined the Company in January 2010, these amendments were included as exhibits to the Company’s Annual Report on Form 10-K, filed with the SEC on March 27, 2009. The Company further amended the severance provisions of the agreements described above in 2011 to extend certain severance benefits beyond a February 2012 expiration date. These amendments were included as exhibits to the Company’s Annual Report on Form 10-K, filed with the SEC on March 26, 2012. The amended agreements generally provide that if the executive is terminated other than for Cause prior to February 13, 2015, the executive will receive:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

The table below shows the amounts that Ms. Simmons, Mr. Keiser and Mr. Peck would have been eligible to receive under the agreements described above assuming that they had been terminated without cause on January 28, 2012, the last day of our 2011 fiscal year.

Mr. Wyatt voluntarily resigned from the Company in February 2012 and was not entitled to, and did not receive, any severance benefits under his agreement described above.

Potential Severance Payment Eligibility for Sabrina Simmons, J. Tom Keiser, and Arthur Peck assuming termination date of January 28, 2012 and Actual Severance Payment Eligibility for J. Tom Wyatt
Description	Ms. Simmons	Mr. Keiser	Mr. Peck	Mr. Wyatt
Cash Payments (1)	$1,125,000	$1,012,500	$1,275,000	$0
Health Benefits	20,317	20,625	20,625	0
Financial Counseling	21,000	21,000	21,000	0
Total	1,166,317	1,054,125	1,316,625	0

Footnotes

(1)

Cash payments represent salary continuation for 18 months. The amounts do not include the deferred compensation these executives would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

Death, Disability or Retirement

Each of our named executive officers is entitled to the following additional death, disability or retirement benefits:

i.	Executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

ii.	Life insurance, provided to employees at the Director level and above, which provides coverage of three times base salary up to a maximum of $2 million.

iii.	Upon retirement after the age of 60, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year, provided that any performance targets have been satisfied. None of our named executive officers was old enough to be eligible for retirement-based accelerated vesting as of January 28, 2012, the last day of our 2011 fiscal year.

iv.	Upon death, our standard forms of stock option and stock award agreements provide for accelerated vesting of any unvested shares under awards that have been outstanding for at least a year, provided that any performance targets have been satisfied. The table below shows the value of all unvested options and unvested stock awards that would have become vested in the event of the named executive’s death on January 28, 2012, the last day of our 2011 fiscal year.

Potential Accelerated Vesting Eligibility for Named Executive Officers Assuming the Executive had Died on January 28, 2012
Description	Mr. Murphy	Ms. Simmons	Mr. Keiser	Mr. Peck	Mr. Wyatt
Stock Option Vesting Acceleration (1)	$2,008,000	$537,000	$0	$447,500	$537,000
Stock Award Vesting Acceleration (2) (3)	0	4,537,767	1,784,852	4,204,239	4,255,331
Total	2,008,000	5,074,767	1,784,852	4,651,739	4,792,331

Footnotes

(1)

Reflects the value of all unvested stock options that would have become vested assuming the named executive officers had died on January 28, 2012, based on the difference between the option exercise price and the last closing price of our common stock as of that date.

(2)

Reflects the value of all unvested stock awards that would have become vested assuming the named executive officers had died on January 28, 2012, based on the last closing price of our common stock as of that date.

(3)

Because the minimum performance level was not achieved, Mr. Murphy would not have been eligible for vesting of his new hire performance shares in the event that he had died on January 28, 2012. For more information on Mr. Murphy’s performance shares, please see the Compensation Discussion and Analysis section.

Equity Compensation Plan Information

The following table provides information as of January 28, 2012 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2011 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary
	Column (A)		Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	29,821,241	(2)	$19.06	59,059,287	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	3,586,998		19.29	0
Total	33,408,239		19.08	59,059,287

Footnotes

(1)	These plans consist of our 2011 Long-Term Incentive Plan (the “2011 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

(2)	This number excludes 271,487 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2011 and ended on February 29, 2012, after the end of our 2011 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under the 2011 Plan where the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant. This number includes the number of shares that could be earned under the Company’s Long-Term Growth Program (described on page 40 of the Compensation Discussion and Analysis section) if the maximum performance conditions are achieved over the applicable performance periods.

(3)	This number includes 6,025,889 shares that were available for future issuance under the ESPP at the end of our 2011 fiscal year, including the 271,487 shares described in footnote 2, above. For those grants prior to May 17, 2011, the number shown reflects the deduction of three shares from the Company’s share reserve for every one stock award at the time of grant and, for those grants on or after May 17, 2011, the number shown reflects the deduction of two shares from the Company’s share reserve for every one stock award at the time of grant, pursuant to the terms of the 2011 Plan.

(4)	These plans consist of the 2002 Stock Option Plan (discontinued in May 2006), the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (suspended following the November 1, 2010 purchase), which are described below.

Our 2011 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan) by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan (now the 2011 Long-Term Incentive Plan). Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 3,586,998 awards remained outstanding under the 2002 Plan as of January 28, 2012.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was amended and restated effective as of December 9, 2003. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. No stock options remained outstanding under the Nonemployee Director Deferred Compensation Plan as of January 28, 2012.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan was intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees could purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provided each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally had to hold any matching shares received under the UK Plan for at least three years. Participants paid for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares were reserved for issuance under the UK Plan. A total of 174,413 shares were issued under the UK Plan. The Company suspended use of the UK Plan after the November 1, 2010 purchase; however, it will maintain administration of the plan for five years after suspension until current participants can release their stock tax-free under UK legislation.

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules. In the event a transaction involves a committee member, that member will recuse himself or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

The Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, co-founder of the Company and Honorary Lifetime Member of the Board of Directors, a total of approximately 27,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations primarily to display portions of her personal art collection. Mrs. Fisher is the mother of Robert J. Fisher and William S. Fisher, who are not parties to the agreements, receive no financial benefits from the agreements, and were not involved in the negotiations. The agreements provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2011 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

This Proxy Statement is printed on paper manufactured from
well-managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used
throughout. We encourage you to recycle this document when
you are finished with it.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. The Board of Directors

Recommends a Vote AGAINST Item 4.

    Please fold here - Do not separate

1.	Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST		ABSTAIN
	01 Adrian D.P. Bellamy	☐	☐	☐	06 Bob L. Martin		☐	☐		☐
	02 Domenico De Sole	☐	☐	☐	07 Jorge P. Montoya		☐	☐		☐
	03 Robert J. Fisher	☐	☐	☐	08 Glenn K. Murphy		☐	☐		☐
	04 William S. Fisher	☐	☐	☐	09 Mayo A. Shattuck III		☐	☐		☐
	05 Isabella D. Goren	☐	☐	☐	10 Katherine Tsang		☐	☐		☐
2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending February 2, 2013.				☐ For	☐	Against		☐	Abstain
3.	Advisory vote to approve the overall compensation of the Company’s named executive officers.				☐ For	☐	Against		☐	Abstain
4.	Shareholder proposal regarding ending trade partnerships with Sri Lanka.				☐ For	☐	Against		☐	Abstain
5.	Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3, AND AGAINST ITEM 4.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Proxy

Annual Meeting of Shareholders – May 15, 2012

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 15, 2012 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT – This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/gps Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 14, 2012.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 14, 2012.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.